Exhibit 10.37

The Goldman Sachs Group, Inc.
Outside Director _____ RSU Award
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the “Plan”), governs your _____ award of RSUs (your “Award”) [that will be granted to you as set forth on your Award Statement]. You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.
Documents that Govern Your Award; Definitions
1.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.
2.Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the Date[s] of Grant, the [calculation that will be used to determine the] number of RSUs [that will be] awarded to you [on any such Date of Grant] and the Delivery Date.
3.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Delivery of Your RSU Shares
4.Delivery. RSU Shares (less applicable withholding) will be delivered in respect of your Outstanding RSUs reasonably promptly (but no more than 30 Business Days) after the Delivery Date listed on your Award Statement. Unless otherwise determined by the Committee, delivery of the RSU Shares will be effected by book-entry credit to your Account and no delivery of RSU Shares will be made unless you have timely established your Account. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc.
Dividend Equivalent Rights
5.Dividend Equivalent Rights. Each RSU includes a Dividend Equivalent Right, which entitles you to receive an amount (less applicable withholding), at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a share of Common Stock, equal to any regular cash dividend payment that would have been made in respect of an RSU Share underlying your Outstanding RSUs for any record date that occurs on or after the Date of Grant.
Accelerated Delivery
6.Accelerated Delivery in the Event of Conflicted Employment or Death. In the event of your Conflicted Employment or death, your Outstanding Award will be treated as described in this Paragraph 6, and all other terms of this Award Agreement continue to apply.
(a)You Are Determined to Have Accepted Conflicted Employment.
(i)Generally. Unless prohibited by applicable law or regulation, if you accept Conflicted Employment, as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment, RSU Shares will be delivered in respect of your Outstanding RSUs (including in the form of cash as described in Paragraph 7(b)).
(ii)You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated delivery described in Paragraph 6(a)(i)

will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).
(b)Death. If you die, the RSU Shares underlying your Outstanding RSUs will be delivered to your Account as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.
Other Terms, Conditions and Agreements
7.Additional Terms, Conditions and Agreements.
(a)You Must Satisfy Applicable Tax Withholding Requirements. Delivery of RSU Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the withholding rate described in Section 3.2.2 of the Plan.
(b)Firm May Deliver Cash or Other Property Instead of RSU Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the RSU Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of RSU Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.
(c)Firm May Affix Legends and Place Stop Orders on RSU Shares. GS Inc. may affix to Certificates representing RSU Shares any legend that the Committee determines to be necessary or advisable. GS Inc. may advise the transfer agent to place a stop order against any legended RSU Shares.
(d)You Agree to Certain Consents. By accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable.
Non-Transferability
8.Non-transferability. Except as otherwise may be provided in this Paragraph 8 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 8 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which you may transfer some or all of your RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
Governing Law
9.Governing Law. This Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Certain Tax Provisions
10.Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 10 apply to you only if you are a U.S. taxpayer.

(a)This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 10 and the other provisions of this Award Agreement, this Paragraph 10 will govern.
(b)Delivery of RSU Shares will not be delayed beyond the date on which all applicable conditions or restrictions on delivery of RSU Shares required by this Agreement (including those specified in Paragraphs 4, 6(b) and 7 and the consents and other items specified in Section 3.3 of the Plan) are satisfied, and will occur by December 31 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of RSU Shares to a later date as may be permitted under Section 409A, including Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.
(c)Notwithstanding the provisions of Paragraph 7(b) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your RSUs will not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
(d)Notwithstanding the timing provisions of Paragraph 6(b), the delivery of RSU Shares referred to therein will be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
(e)Notwithstanding any provision of Paragraph 5 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding RSUs will be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a share of Common Stock the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding RSUs.
(f)The timing of delivery or payment referred to in Paragraph 6(a)(i) will be the earlier of (i) the Delivery Date or (ii) within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment will be made, and any Committee action referred to in Paragraph 6(a)(i) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
(g)Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.
(h)Delivery of RSU Shares in respect of this Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later delivery is permitted under Section 409A).
(i)You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.
Amendment, Construction and Regulatory Reporting
11.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided, that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further, that the Committee expressly reserves the right to accelerate the delivery of the RSU Shares and in its discretion to provide that such Shares may not be transferable until the Delivery Date. A modification that impacts the tax consequences of this Award or the timing of delivery of RSU Shares will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.
12.Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
13.Providing Information to the Appropriate Authorities. In accordance with applicable law, nothing in this Award Agreement or the Plan prevents you from providing information you reasonably believe to be true to the appropriate governmental authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a governmental authority. For the avoidance of doubt, governmental authority includes federal, state and local government agencies such as the SEC, the Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, the California Department of Fair Employment and Housing), as well as law enforcement.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the [applicable] Date of Grant [for each Award granted hereunder].
THE GOLDMAN SACHS GROUP, INC.

Accepted and Agreed:

By: ____________________________
Print Name:

Definitions Appendix

The following capitalized terms are used in this Award Agreement with the following meanings:
(a)“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.
The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.
(a)“Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.
(b)“Award Agreement” means the written document or documents by which each Award is evidenced, including any related Award Statement and signature card.
(c)“Award Statement” means a written statement that reflects certain Award terms.
(d)“Board” means the Board of Directors of GS Inc.
(e)“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
(f)“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
(g)“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.
(h)“Common Stock” means common stock of GS Inc., par value $0.01 per share.
(i)“Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award or Shares at Risk would result in an actual or perceived conflict of interest.
(j)“Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
(k)“Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

(l)“Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
(n)“Firm” means GS Inc. and its subsidiaries and affiliates.
(o)“GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.
(p)“Outstanding” means any Award to the extent it has not been forfeited, canceled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.
(q)“RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.
(r)“RSU Shares” means shares of Common Stock that underlie an RSU.
(s)“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
(t)“Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).